The Registrant has requested confidential treatment of this draft registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

Exhibit 2.3

Execution Version

AMENDMENT NO. 1 TO

AGREEMENT OF CONTRIBUTION AND SALE

This Amendment No. 1 to Agreement of Contribution and Sale (this “Amendment”) is entered into as of March 1, 2017 by and among Change Healthcare LLC (f/k/a PF2 NewCo LLC), a Delaware limited liability company (the “Company”), Change Healthcare Intermediate Holdings, LLC (f/k/a PF2 NewCo Intermediate Holdings, LLC), a Delaware limited liability company (“Intermediate Holdings”), Change Healthcare Holdings, LLC (f/k/a PF2 NewCo Holdings, LLC), a Delaware limited liability company (“Holdings”), HCIT Holdings, Inc., a Delaware corporation (“Echo”), Change Healthcare, Inc., a Delaware corporation (“Echo Holdco”), for itself and in its capacity as Echo Representative, certain affiliates of The Blackstone Group, L.P. (“BX”), certain affiliates of Hellman & Friedman LLC (“H&F” and, together with BX and the other equityholders of Echo Holdco, the “Echo Shareholders”), and McKesson Corporation, a Delaware corporation (“MCK”).

RECITALS

WHEREAS, the Company, Intermediate Holdings, Holdings, Echo, Echo Holdco, BX, H&F and MCK have entered into that certain Agreement of Contribution and Sale dated as of June 28, 2016 (the “Agreement”);

WHEREAS, Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

WHEREAS, each of the Parties desires to amend the Agreement as set forth herein.

AGREEMENT

NOW THEREFORE, in consideration of the mutual agreements and covenants set forth below, the parties hereto agree as follows:

A. Amendment of the Agreement. The Agreement is hereby amended as follows:

(1) The definition of “MCK Promissory Note Principal Base Amount” is hereby amended to read in its entirety as follows:

“MCK Promissory Note Principal Base Amount” means $1,250,000,000, minus the Aggregate MCK DRE Contributed Entity Note Principal Amount.

(2) The definition of “Transaction Documents” is hereby amended such that that certain Letter Agreement Relating to Agreement of Contribution and Sale dated March 1, 2017 (“Letter Agreement”) is included in the definition of Transaction Documents.

The Registrant has requested confidential treatment of this draft registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

(3) The definition of “Echo 721 Tax Opinion” is hereby amended to read in its entirety as follows:

“Echo 721 Tax Opinion” means a written opinion of the Tax Opinion Advisor to the Echo Parties to the effect that, for U.S. federal income tax purposes, disregarding the effect of (w) any adjustment payments under Section 2.03, (x) any cash payments made by the Company under Section 6.03 or Section 8.06, (y) any distributions or deemed distributions made by the Company to Echo in connection with the cancellation or repurchase of any options to acquire Echo stock or Echo stock held, immediately prior to such cancellation or repurchase, by any former employee of Echo Holdco, or (z) any distributions or deemed distributions made by the Company to Echo in connection with the Letter Agreement, the transactions described in Section 3.02(a)(i) should constitute a contribution to which Section 721(a) of the Code applies and, as a consequence, Echo should recognize no income or gain on such transactions.

(4) The definition of “Echo Contributed Percentage” is hereby amended to read in its entirety as follows:

“Echo Contributed Percentage” equals 100% minus the Echo Tendered Purchase Price Percentage.

(5) The following new defined terms are hereby inserted in the appropriate alphabetical location of Section 1.01 of the Agreement (with any referenced Annexes being inserted as new Annexes to the Agreement where indicated):

“Additional Agreed Employees” means the employees of MCK or its Subsidiaries set forth on Annex VI.

“Aggregate MCK DRE Contributed Entity Note Principal Amount” means the aggregate principal amount of the MCK DRE Contributed Entity Promissory Notes.

“Echo Rollover Shares” means the Echo Holdco Shares owned, as of immediately prior to the Echo Contribution, by the Echo Shareholders listed on Annex VIII (such Echo Shareholders, the “Echo Rollover Holders”).

“Echo Tendered Deemed Shares Outstanding” means, as of immediately prior to the Closing, the number of Echo Holdco Shares issued and outstanding minus the Echo Rollover Shares.

“Echo Tendered Purchase Price” means an amount equal to the Echo Purchase Price minus the Total Echo Option Cash Amount.

“Echo Tendered Purchase Price Percentage” means an amount equal to the quotient of (a) the quotient of (i) the Echo Tendered Purchase Price divided by (ii) the Echo Per Share Purchase Price divided by (b) the Echo Tendered Deemed Shares Outstanding, expressed as a percentage.

“Finance Process Separation” means, from time to time, the work reflected in “Project Hamlet” as further described in Annex VII to implement reasonably necessary processes, documentation and controls into the MTS finance and accounting processes that are necessary to allow for the transfer of the employment of the MTS Finance Transition

The Registrant has requested confidential treatment of this draft registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

Services Employees by the Company on or prior to the Finance Separation Date, after due consideration of the impact of any such transfer on MCK’s compliance with the Sarbanes-Oxley Act of 2002, as amended (“SOX”), and other federal and state securities laws and the Company’s readiness to conduct an initial public offering, including with respect to compliance with SOX, and other federal securities laws. The Parties acknowledge that (1) the Finance Process Separation may occur in phases, allowing for the transfer of subsets of the MTS Finance Transition Services Employees to the Company pursuant to Section 5.16(d), and (2) there will be cohabitation of Core MTS data and MCK data on the MCK finance systems after the Finance Separation Date.

“Finance Separation Date” means September 30, 2017, or such other date as the FSSC may mutually agree; provided, that it is the intent of MCK and the Company to cooperate in good faith to enable a Finance Separation Date of July 31, 2017.

“LTIP” means the McKesson Corporation Long-Term Incentive Plan.

“MCK DRE Contributed Entity Promissory Note” means a promissory note in a form reasonably satisfactory to MCK, the Company and Echo Holdco that is issued in favor of MCK Sub by a Purchasing Sub as consideration in an MCK DRE Sale.

“MIP” means the fiscal year 2017 McKesson Corporation Management Incentive Plan.

“MTS Finance Transition Services Employees” means those employees of MCK or its Subsidiaries providing finance and accounting services for the Core MTS Business (“Core MTS Finance Services”) whose employment is not transferred to the Company as of the Closing but who will be identified and made offers of employment by the Company as provided in Sections 5.16(c) and (d); provided that the costs (in the aggregate) associated with such employees will be consistent with the Cost Model.

(6) Schedule VI of the Agreement (MCK Pre-Closing Restructuring) is hereby replaced in its entirety by Schedule I hereto (the “Revised Schedule”) and all references in the Agreement to Schedule VI shall hereby be replaced by references to the Revised Schedule.

(7) Section 2.01(a)(iii) and (iv) of the Agreement is hereby amended and restated to read in its entirety as follows:

“(iii) the Company shall assume the MCK Promissory Note and shall deliver, or cause to be delivered, the Echo Membership and Sale Consideration, the MCK Membership Consideration and the MCK DRE Contributed Entity Promissory Notes as set forth in Article 3, and each of the Company, Echo and each MCK Contributor shall execute and deliver the Amended and Restated Limited Liability Company Agreement of the Company in substantially the form attached hereto as Exhibit A (the “LLC Agreement”);”

(iv) the MCK Note Payment shall occur as set forth in Section 3.02(a)(vi) and the MCK DRE Note Payment shall occur as set forth in Section 3.02(a)(vii);”

The Registrant has requested confidential treatment of this draft registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

(8) Section 3.01(a)(ii) is hereby amended and restated to read in its entirety as follows:

“(ii) (A) the Echo Shareholders (other than the Echo Rollover Holders) shall contribute pro rata in proportion to their ownership of Echo Holdco capital stock, an aggregate of the Echo Contributed Percentage of the issued and outstanding capital stock of Echo Holdco (excluding the Echo Rollover Shares) and (B) the Echo Rollover Holders shall contribute all of the Echo Rollover Shares, to Echo in exchange for 100% of the issued and outstanding capital stock of Echo;”

(9) Section 3.02(a)(i) is hereby amended and restated to read in its entirety as follows:

“(i) Echo shall, and the Echo Shareholders shall cause Echo to, contribute, convey, transfer, assign and deliver, or cause to be contributed, conveyed, transferred, assigned and delivered, to the Company, free and clear of all Liens (other than Permitted Liens), and the Company will accept from Echo, shares of common stock of Echo Holdco held by Echo representing (A) the Echo Contributed Percentage of the issued and outstanding capital stock of Echo Holdco (excluding the Echo Rollover Shares) and (B) the Echo Rollover Shares, subject to the terms and conditions of this Agreement (the “Echo Contribution”). In consideration of the Echo Contribution, the Company shall, at the Closing, (A) issue Units to Echo representing a Membership Percentage equal to 30.0% (before taking into account the Employee Pool), subject to adjustment as set forth herein, and Echo shall accept such Units, and (B) admit Echo as a Member, with the rights, powers, obligations and duties set forth in the LLC Agreement (the “Echo Membership Consideration”).”

(10) Section 3.02(a)(iv) of the Agreement is hereby amended and restated to read in its entirety as follows:

“(iv) The Echo Shareholders (other than the Echo Rollover Holders) shall sell to the Company, and the Company will purchase from the Echo Shareholders (other than the Echo Rollover Holders), free and clear of all Liens (other than Permitted Liens), shares of common stock of Echo Holdco (allocated among the Echo Shareholders (other than the Echo Rollover Holders) as determined by Echo Holdco prior to Closing and set forth on the Estimated Echo Closing Statement) representing the Echo Tendered Purchase Price Percentage of the issued and outstanding capital stock of Echo Holdco (excluding the Echo Rollover Shares), subject to the terms and conditions of this Agreement (the “Echo Holdco Share Transfer” and, together with the Echo Contribution, the “Echo Contributions and Transfers”). At the Closing, the Company shall deliver (i) to the Echo Shareholders (other than the Echo Rollover Holders), as the aggregate purchase price for the shares transferred to the Company pursuant to the Echo Holdco Share Transfer an amount in the aggregate equal to the Echo Tendered Purchase Price in immediately available funds by wire transfer to the accounts with a bank in the United States designated by the Echo Representative by notice to the Company, which notice shall be delivered not later than two Business Days prior to the Closing Date and (ii) to the Vested Optionholders, an amount equal to the Echo Purchase PriceTotal Echo Option Cash Amount, in immediately available funds by wire transfer to accounts for the benefit of the Echo with a

The Registrant has requested confidential treatment of this draft registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

bank in the United States designated by the Echo Representative by notice to the Company, which notice shall be delivered not later than two Business Days prior to the Closing Date (the “Echo Holdco Sale Consideration” and, together with the Echo Membership Consideration, the “Echo Membership and Sale Consideration”).”

(11) Section 3.02(a)(vi) of the Agreement is hereby amended and restated to read in its entirety as follows:

“(vi) MCK shall cause MCK IPCo to contribute, convey, transfer, assign and deliver, or cause to be contributed, conveyed, transferred, assigned and delivered, to the Company, free and clear of all Liens (other than Permitted Liens), and the Company will accept from MCK IPCo, the MCK IPCo Owned Intellectual Property, subject to the terms and conditions of this Agreement (the “MCK IPCo Contribution”). In consideration of the MCK IPCo Contribution, the Company shall, at the Closing, (i) issue Units to MCK IPCo representing a Membership Percentage equal to the MCK IPCo Initial Percentage, subject to adjustment as set forth herein, and MCK shall cause MCK IPCo to accept such Units, (ii) admit MCK IPCo as a Member, with the rights, powers, obligations and duties set forth in the LLC Agreement, and (iii) assume the MCK Promissory Note (the consideration in (i) and (ii), the “IPCo Membership Consideration” and, together with the Non-IP Membership Consideration, the “MCK Membership Consideration”). On the Closing Date, the Company shall repay the MCK Promissory Note Principal Amount in full satisfaction thereof in immediately available funds by wire transfer to an account of MCK with a bank in New York City or London designated by MCK, by notice to the Company, which notice shall be delivered not later than two Business Days prior to the Closing Date (the “MCK Note Payment”).”

(12) Section 3.02(a)(vii) of the Agreement shall be renumbered Section 3.02(a)(viii), and a new Section 3.02(a)(vii) shall be inserted into the Agreement to read in its entirety as follows:

“(vii) MCK shall cause McKesson Financial Holdings Unlimited Company, a company incorporated under the laws of Ireland (“MCK Sub”), to sell to one or more of Echo Holdco’s wholly-owned Subsidiaries to be mutually determined by MCK, the Company and Echo Holdco (each, a “Purchasing Sub”), free and clear of all Liens (other than Permitted Liens), and the Company and Echo Holdco will cause the Purchasing Subs to purchase, all of the equity interests of the MCK DRE Contributed Entities from MCK Sub, subject to the terms and conditions of this Agreement (each such purchase and sale of an MCK DRE Contributed Entity, an “MCK DRE Sale”, and the MCK DRE Sales together with the Non-IP Contribution and the MCK IPCo Contribution, the “MCK Contributions”). In consideration of each MCK DRE Sale, the Company and Echo Holdco shall cause the relevant Purchasing Sub, at the Closing, to issue to MCK Sub one MCK DRE Contributed Entity Promissory Note, with the individual amount of each such MCK DRE Contributed Entity Promissory Note to be mutually determined by MCK, the Company and Echo Holdco prior to Closing. Promptly following the Closing, the Company and Echo Holdco shall cause the Purchasing Subs to repay the Aggregate MCK DRE Contributed Entity Note Principal Amount in full satisfaction of the MCK DRE Contributed Entity Promissory Notes in immediately available funds by wire transfer to an account of MCK with a bank in New York City or Bermuda designated by MCK, by notice to the Company, which notice shall be delivered not later than two Business Days prior to the Closing Date (the “MCK DRE Note Payment”).”

The Registrant has requested confidential treatment of this draft registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

(13) Section 3.02(b) of the Agreement shall be amended and restated to read in its entirety as follows:

“(b) The Echo Shareholders shall deliver, and shall cause Echo to deliver, to the Company certificates for the shares of capital stock of Echo Holdco contributed or transferred to the Company pursuant to the Echo Contributions and Transfers, duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto. To the extent such shares are in certificated form, MCK shall deliver, and shall cause its Subsidiaries to deliver, to the Company certificates for the shares of capital stock of Subsidiaries of MCK contributed or transferred to the Company and the Purchasing Subs, duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto.”

(14) Section 3.03(a)(v) of the Agreement shall be amended and restated to read in its entirety as follows:

“(v) (A) the portion of the nonqualified deferred compensation plans set forth on Section 4.02(q)(i) of the MCK Disclosure Schedule with respect to actively employed, U.S.-based MTI Participating Employees and shared services employees who are transferred to the Core MTS Business prior to Closing or otherwise transferred to the Company pursuant to Section 5.16, (B) MIP Liabilities and (C) LTIP Liabilities; and”

(15) Section 5.16 of the Agreement shall be amended and restated to read in its entirety as follows:

“Section 5.16. Employee Matters.

(a) MCK and Echo Holdco shall cooperate in good faith following the date hereof to identify the MTI Participating Employees (including those providing shared services and working at a corporate level) in a manner intended to be consistent (along with the Transition Services Agreements) with the “stand-alone cost model” included in Section 5.16 of the MCK Disclosure Schedule (the “Cost Model”); provided, that the Parties hereby agree that (i) the Additional Agreed Employees shall be deemed to be MTI Participating Employees for all purposes under this Agreement (including, for the avoidance of doubt, Section 5.16(f)) and (ii) the salaries, benefits and other on-going costs associated with the Company’s employment or engagement of the Additional Agreed Employees shall not be taken into account for purposes of determining whether the MTI Participating Employees have been identified in a manner consistent with the Cost Model.

(b) MCK shall use its commercially reasonable efforts to cause all of its or its Subsidiaries’ employees who are identified as MTI Participating Employees pursuant to Section 5.16(a), other than the MTS Finance Transition Services Employees who shall be transferred pursuant to Section 5.16(d), to be employed or engaged by a MCK Contributed Entity prior to the Closing, such that such MTI Participating Employees are transferred to the Company at the Closing.

The Registrant has requested confidential treatment of this draft registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

(c) Following the Closing, MCK and the Company will establish a Finance Separation Steering Committee (“FSSC”) made up of two representatives from each of MCK and the Company, which representatives will be senior-level accounting and finance executives with decision-making authority around the matters within scope for the FSSC, provided that representatives of the Company shall not include current directors, officers, consultants or employees of MCK, its subsidiaries, or its Affiliates, and provided further that any individual who serves on the FSSC may be replaced or removed at any time by the party that he or she represents on the FSSC. The initial MCK representatives on the FSSC will be Erin Lampert and Sundeep Reddy and the initial Company representatives on the FSSC will be Randy Giles and Dennis Robbins. Either party may replace any member designated by such party to the FSSC upon reasonable prior notice to the other party. As soon as practicable following Closing, the FSSC will review the employees of MCK or its Subsidiaries providing Core MTS Finance Services and identify the MTS Finance Transition Services Employees, who, based on the FSSC’s reasonable judgment, shall together, be able to provide reasonably necessary and adequate finance and accounting services to the Company following the Closing comparable to those provided to the Core MTS Business immediately prior to the Closing, and who shall subsequently receive offers of employment from the Company. The FSSC will meet regularly to provide oversight of the Finance Process Separation, establish timelines and resolve issues. The FSSC will also receive updates on the Company’s financial system migration, anticipated compliance with SOX and related securities laws, and efforts to achieve synergies from the finance organization and will work together to resolve any needs related to finance systems access by the Company’s offshore contractors in connection with such synergy realization efforts. Any such access will be strictly for the purpose of performing accounting and finance functions for the Core MTS Business and shall be consistent with MCK’s and the Company’s security, privacy and confidentiality requirements. If any MTS Finance Transition Services Employees are terminated involuntarily by MCK, and such termination is consented to by the Company (which consent shall not be unreasonably withheld, conditioned or delayed), the Company will be responsible for such MTS Finance Transition Services Employee’s severance costs.

(d) Following the Closing, MCK and the Company will use their reasonable best efforts to transfer the employment of any MTS Finance Transition Services Employees to the Company on or before the Finance Separation Date and in a manner that is consistent with the Cost Model; provided, that to the extent MTS Finance Transition Services Employees who are providing services to the Company pursuant to the Transition Services Agreements are transferred to the Company, the services fees under the Transition Services Agreement shall be reduced by the amount of the cost of the MTS Finance Transition Services Employees being so transferred. In furtherance of the foregoing, the Company agrees that, from time to time, it will make offers of employment to the applicable MTS Finance Transition Services Employees then employed by MCK or one of its Subsidiaries within 10 days of completion of a Finance Process Separation phase; provided, that the Company shall make offers of employment to all MTS Finance Transition Services Employees then employed by MCK or its Subsidiaries no later than the Finance Separation Date.

The Registrant has requested confidential treatment of this draft registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

(e) MCK and Echo Holdco agree to cooperate in good faith between the date hereof and such date (the “Plan Determination Date”) that allows MCK to reasonably set up Mirror Plans (as defined below) necessary to determine the appropriate employee benefits plans (the “New Company Benefit Plans”) for Company Employees with the intention that similarly situated Echo Participating Employees and MTI Participating Employees will receive substantially comparable benefits to the other by January 1, 2018, which may include establishment of plans at the applicable MCK Contributed Entity level effective January 1, 2017 (“New Subsidiary Plans”). If MCK and Echo Holdco fail to mutually agree upon the New Company Benefit Plans by the Plan Determination Date, MCK shall use its commercially reasonable efforts to cause the applicable MCK Contributed Entity to establish “mirror” benefit plans for each material health and welfare and nonqualified deferred compensation plan that covers the MTI Participating Employees as of the date hereof, effective starting no later than the Closing Date (such plans or the New Subsidiary Plans, as applicable, the “Mirror Plans”). Each Mirror Plan is intended to be substantially similar to the corresponding MCK plan. To the extent the Mirror Plans are “spinoffs” of MCK Plans that are funded through a rabbi trust, MCK shall provide sufficient assets (or access to such assets) to the Company to cover any existing liabilities as of Closing associated with such Mirror Plans. The expenses incurred in connection with setting up such New Company Benefit Plans or Mirror Plans, as applicable, shall be considered a Shared Transaction Expense.

(f) For a period of at least one year following the Closing Date, the Company shall provide (x) each Echo Participating Employee and (y) each MTI Participating Employee, in each case who is employed by the Company or one of its Subsidiaries immediately after the Closing Date or the employment transfer date (the “Employment Transfer Date”), if after the Closing Date (collectively, the “Company Employees”), with base salary or wage rate at least equal to the base salary or wage rate provided to such Company Employee immediately prior to the Closing Date. In addition, the Company shall provide that each MTI Participating Employee shall (i) be eligible for an annual cash bonus opportunity for fiscal year 2018 comparable to such employee’s cash bonus opportunity for fiscal year 2017 as an employee of MCK and consistent with the approvals of the Management Selection Committee prior to Closing and (ii) receive additional compensation from the Company that is consistent with the approvals of the Management Selection Committee prior to Closing and intended to be an amount sufficient to replace the fair market value of the unvested MCK equity and non-equity awards held by such MTI Participating Employee that were cancelled in connection with such employee’s transfer to the Company, determined as of the Closing Date or the Employment Transfer Date, as the case may be; provided, that the final determinations of annual cash bonuses and additional compensation shall be at the discretion of the board of directors of the Company. With respect to all benefit plans of the Company or its Subsidiaries in which Company Employees participate after the Closing Date (the “Company Plans”) (including any vacation, paid time-off and severance plans), for all purposes (but not for benefit accrual under any defined benefit plan or vesting under any equity compensation plan), including determining eligibility to participate, level of benefits, vesting, benefit accruals and early retirement subsidies, each Company Employee’s service with Echo Holdco or MCK, as

The Registrant has requested confidential treatment of this draft registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

applicable (as well as service with any predecessor employer to the extent service with the predecessor employer is recognized by Echo Holdco or MCK, as applicable) shall, to the extent permitted by applicable Law and the Company Plan, be treated as service with the Company; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits for the same period of service.

(g) The Company, Echo Holdco and MCK shall use reasonable best efforts between the date of this Agreement and Closing to determine appropriate management equity incentive plans for the employees of the Company post-Closing.

(h) The Company shall pay to eligible MTI Participating Employees who have been transferred to the Company on or before the payment date all amounts payable to such MTI Participating Employees under the MIP in respect of fiscal year 2017 (“MIP Liabilities”) no later than June 30, 2017, provided that: (i) for the period from April 1, 2016 through February 28, 2017, payment will be subject to company and personal modifiers set by MCK (including MCK managers), (ii) for the period from March 1, 2017 through March 31, 2017, payment will be calculated at target, without application of any modifier; provided, further, that eleven-twelfths (11/12ths) of the MIP Liabilities shall be included as current liabilities in the calculation of MCK Net Working Capital.

(i) The Company shall pay to eligible MTI Participating Employees who are transferred to the Company on or before the payment date, all amounts payable to such MTI Participating Employees under the fiscal years 2015 – 2017 cycle under the LTIP no later than June 30, 2017 (“LTIP Liabilities”); provided, that all of the LTIP Liabilities shall be included as current liabilities in the calculation of MCK Net Working Capital.

(j) Prior to the Finance Separation Date, MCK and its Subsidiaries shall use reasonable best efforts to limit access to the Company’s finance and accounting data, processes and other confidential information, by the employees, officers, service providers, and consultants of MCK and its Subsidiaries who are not MTS Finance Transition Services Employees. Notwithstanding anything in this Agreement or the Transaction Documents, the Parties acknowledge and agree that the Company will be responsible for all third party expenses (including capex) relating to revenue convergence for the Core MTS Business. MCK will be responsible for revenue convergence costs and all other operative expense, capex and third party costs with respect to business retained by MCK. On and after such time that the Company and its Subsidiaries are required to comply with SOX, to the extent that any systems, processes or procedures of MCK and its Subsidiaries cause the Company and its Subsidiaries to have a material weakness under SOX, MCK and its Subsidiaries will take reasonable best efforts, at their sole expense, to remedy any such non-compliance. The parties acknowledge that reasonable cooperation among the parties may be required to remedy such non-compliance.

(k) Notwithstanding anything in Section 5.14, MCK and its Subsidiaries (other than the Company and its Subsidiaries) shall not solicit for employment any MTS Finance Transition Services Employee who was employed at the level 109 and above from the Closing until one year from such employee’s Finance Separation Date, unless such employee (i) ceases to be an employee of the Company or their respective Subsidiaries, by

The Registrant has requested confidential treatment of this draft registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

reason of voluntary termination of employment, at least one month prior to such action by such soliciting Person or (ii) is terminated involuntarily by the Company, provided that the foregoing provision will not prevent MCK or its Subsidiaries from employing any MTS Finance Transition Services Employee who contacts the soliciting Person on his or her own initiative without any direct or indirect solicitation by, or encouragement from, such soliciting Person; provided further, that the publication of advertisements in newspapers and/or electronic media of general circulation (including advertisements posted on the Internet) will not be deemed a violation of this Section 5.16(k).”

(16) A new Section 5.20 is added to the Agreement as follows:

“Section 5.20 Customer Transition Costs. Notwithstanding any other provision of this Agreement, after the Closing, MCK shall submit to the Company payments totaling one million dollars ($1,000,000.00) (the “Transition Payment”) as payment for the costs that the Company may incur transitioning the Company’s obligations related to the McKesson EIS Business under customer agreements to non-Company entities, and/or terminating the portion of each customer agreement that relates to McKesson EIS Business. MCK shall pay the Transition Payment in twelve equally monthly installments of eighty three thousand, three hundred and thirty-three dollars and thirty-three cents ($83,333.33 starting the first day of the month following the Closing). Making the Transition Payment shall be MCK’s sole obligation with respect to payment to the Company for any costs associated with the customer transition described in this Section 5.20.”

B. No Breach. The parties hereto agree that the adoption of the 3-Year Position (as defined in the Letter Agreement) by the Company pursuant to and in accordance with the Letter Agreement will not constitute a breach of the Contribution Agreement by any party to the Contribution Agreement.

C. Authority. Each party hereto represents and warrants that it has all requisite corporate or limited liability company, as applicable, power and authority to execute and deliver this Amendment and to perform its obligations hereunder; and the execution, delivery and performance of this Amendment has been duly authorized by all necessary corporate or limited liability company, as applicable, action.

D. Ratification. The Agreement, as amended hereby, is ratified and confirmed and remains in full force and effect.

E. Governing Law; Dispute Resolution; Waiver of Jury Trial. The provisions of Sections 9.02 through 9.10 and Section 9.12 through 9.14 of the Agreement are hereby incorporated by reference, mutatis mutandis.

[Signatures Follow]

The Registrant has requested confidential treatment of this draft registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be duly executed and delivered in its name and on its behalf, all as of the day and year first written above.

CHANGE HEALTHCARE, INC., as Echo HoldCo and on behalf of the Echo Shareholders as the “Echo Representative”

By:	/s/ Gregory T. Stevens

Name:	Gregory T. Stevens

MCKESSON CORPORATION

By:	/s/ Bansi Nagji

Name:	Bansi Nagji
Title: Executive Vice President, Corporate Strategy and Business Development

HCIT HOLDINGS, INC.

By:	/s/ Gregory T. Stevens

Name:	Gregory T. Stevens
Title: President and Treasurer

CHANGE HEALTHCARE LLC

By:	/s/ Gregory T. Stevens

Name:	Gregory T. Stevens
Title: Co-President and Co-Secretary

By:	/s/ John G. Saia

Name:	John G. Saia
Title: Co-President and Co-Secretary

H&F HARRINGTON AIV II, L.P.

By:	Hellman & Friedman Investors VI, its general partner

By:	Hellman & Friedman LLC, its general partner

By:	/s/ P. Hunter Philbrick

Name:	P. Hunter Philbrick
Title:	Managing Director

Signature Page to Amendment

The Registrant has requested confidential treatment of this draft registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

HFCP VI DOMESTIC AIV, L.P.

By:	Hellman & Friedman Investors VI, its general partner

By:	Hellman & Friedman LLC, its general partner

By:	/s/ P. Hunter Philbrick

Name:	P. Hunter Philbrick
Title:	Managing Director

HELLMAN & FRIEDMAN INVESTORS VI, L.P.

By:	Hellman & Friedman LLC, its general partner

By:	/s/ P. Hunter Philbrick

Name:	P. Hunter Philbrick
Title:	Managing Director

HELLMAN & FRIEDMAN CAPITAL EXECUTIVES VI, L.P.

By:	Hellman & Friedman Investors VI, its general

By:	Hellman & Friedman LLC, its general partner

By:	/s/ P. Hunter Philbrick

Name:	P. Hunter Philbrick
Title:	Managing Director

2

The Registrant has requested confidential treatment of this draft registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

HELLMAN & FRIEDMAN CAPITAL ASSOCIATES VI, L.P.

By:	Hellman & Friedman Investors VI, its general partner

By:	Hellman & Friedman LLC, its general partner

By:	/s/ P. Hunter Philbrick

Name:	P. Hunter Philbrick
Title:	Managing Director

CHANGE HEALTHCARE INTERMEDIATE HOLDINGS, LLC

By:	/s/ Gregory T. Stevens

Name:	Gregory T. Stevens
Title:	Co-President and Co-Secretary

By:	/s/ John G. Saia

Name:	John G. Saia
Title:	Co-President and Co-Secretary

CHANGE HEALTHCARE HOLDINGS, LLC

By:	/s/ Gregory T. Stevens

Name:	Gregory T. Stevens
Title:	Co-President and Co-Secretary

By:	/s/ John G. Saia

Name:	John G. Saia
Title:	Co-President and Co-Secretary

3